                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT: Amy Shapiro
                                               DoubleClick Inc.
                                               212.655.7671
                                               ashapiro@doubleclick.net

                                               Kristin Bennett
                                               Abacus Direct Corporation
                                               303.410.5295
                                               kristin.bennett@abacus-direct.com



           DOUBLECLICK INC. AND ABACUS DIRECT CORPORATION TO MERGE IN
                         A $1 BILLION STOCK TRANSACTION

          - Merger Creates The World's Leading Online Advertising And
                          Database Marketing Company -


NEW YORK, NY - JUNE 14, 1999 - DoubleClick Inc. (NASDAQ: DCLK) and Abacus Direct Corporation (NASDAQ: ABDR) announced today that the companies have signed a definitive merger agreement in a transaction valued at $1 billion. The stock-for-stock transaction will create the worldwide leader in online advertising and database marketing. The combined company, DoubleClick Inc., will provide highly efficient, targeted and measurable marketing and advertising solutions through the Internet and other media.

DoubleClick is the industry leader in providing comprehensive global Internet advertising solutions for marketers and Web publishers. Abacus is the leading information and research provider to the direct marketing industry and manages the nation's largest proprietary database of consumer catalog buying behavior.

Under the terms of the agreement, DoubleClick will issue 1.05 shares of DoubleClick common stock for each share of Abacus common stock. Based on June 11,1999 closing prices, the exchange ratio represents a per share price of $93.25, a 25.1% premium to Abacus shareholders. The transaction, which will be accounted for as a pooling of interests, is subject to certain conditions, regulatory approval and approval by Abacus and DoubleClick stockholders. The transaction is expected to be completed in late third quarter of 1999.

"This is a historic day for both DoubleClick and Abacus. By combining our two companies we will offer clients comprehensive, full service marketing and advertising solutions," said Mr. Kevin O'Connor, Chairman and CEO of DoubleClick. "As traditional media fragments, and the online advertising market continues to grow, marketers are increasingly turning to DoubleClick for effective and cost efficient ways to promote their brands and sell products. Most importantly, this combination further enhances our ability to deliver the right advertising message, to the right consumer, at the right time."


                                   -- more --

Mr. Tony White, Founder, Chairman and CEO of Abacus, said, "This merger combines two high growth, industry leading companies to create a powerful and unique online advertising and marketing entity. DoubleClick's online ad serving technologies and media expertise, combined with Abacus' database marketing and customer targeting expertise, will enable consumers to receive the most relevant and effective messages at the right time."

Mr. O'Connor will serve as Chairman and CEO of the combined company. Mr. White will join DoubleClick's Board and oversee the expansion of Abacus' product lines onto the Internet. The combined company will be headquartered in New York, and Abacus will continue to be based in Colorado.

Goldman, Sachs & Co. acted as financial adviser to DoubleClick. BancBoston Robertson Stephens acted as financial adviser to Abacus.

ABOUT DOUBLECLICK INC.

DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has U.S. headquarters in New York City, international headquarters in Dublin and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dusseldorf, Hamburg, Helsinki, London, Madrid, Milan, Montreal, Munich, Oslo, Paris, Stockholm, Sydney, Tokyo and Toronto.

ABOUT ABACUS DIRECT CORP.

Abacus Direct Corporation manages the premier membership database, the Abacus Alliance, which is the nations' largest proprietary database of consumer catalog buying behavior used for target marketing purposes. The Abacus Alliance database currently contains records from 1,100 merchandise catalogs, with more than 2 billion consumer catalog transactions representing virtually all U.S. consumer catalog buying households. Abacus applies its proprietary modeling techniques to the power of shared data to improve profitability, to improve targeting efficiency, and reduce unwanted mailings. Founded in 1990, Abacus Direct Corp. is headquartered in Broomfield, Colo. and has offices in Teddington, England, New York City, Atlanta, San Francisco, Chicago, and Hawthorne, NY. For more information, visit Abacus Direct's Web site at http://www.abacus-direct.com.

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of DoubleClick and Abacus. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider the various factors which could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in DoubleClick's and Abacus' reports and documents filed from time to time with the Securities and Exchange Commission.


                                      # # #